Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Tuesday, February 15, 2022

CHICAGO, ILLINOIS – February 15, 2022 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2021 net sales and net earnings.

Fourth quarter 2021 net sales were $166,598,000 compared to $127,866,000 in fourth quarter 2020, an increase of $38,732,000, or 30%. Fourth quarter 2021 net earnings were $20,032,000 compared to $14,952,000 in fourth quarter 2020, and net earnings per share were $0.30 and $0.22 in fourth quarter 2021 and 2020, respectively, an increase of $0.08 or 36%.

Twelve months 2021 net sales were $566,043,000 compared to $467,427,000 in twelve months 2020, an increase of $98,616,000, or 21%. Twelve months 2021 net earnings were $65,326,000 compared to $58,995,000 in twelve months 2020, and net earnings per share were $0.97 and $0.86 in twelve months 2021 and 2020, respectively, an increase of $0.11 per share or 13%.

Mrs. Gordon said, “The growth in fourth quarter and twelve months 2021 sales reflect effective sales and marketing programs as well as the favorable effects of the continuing economic recovery from the adverse effects of the Covid-19 pandemic. The Company had continuing improvement in customer orders and sales throughout 2021 as consumers returned to more activities which included planned purchases of the Company’s products for “sharing” and “give-a-way” occasions. Many of the Company’s products are consumed at group events, outings, and other gatherings which had been significantly curtailed or in some cases eliminated in response to the Covid-19 virus. Fourth quarter 2021 sales also exceeded fourth quarter 2019 sales by 24% which provides a quarterly sales comparison prior to the pandemic, and twelve months 2021 sales were 8% ahead of twelve months 2019 sales. Fourth quarter 2021 sales also benefited from the timing of some sales that were rescheduled from third to fourth quarter due to supply chain disruptions.

Although higher fourth quarter and twelve months 2021 sales contributed to improved net earnings compared to the corresponding prior year periods, higher input costs mitigated much of the benefits of increased sales. Fourth quarter and twelve months 2021 gross profit margins and net earnings were adversely affected by increasing costs for ingredients, packaging materials, freight and delivery, and certain manufacturing supplies and services. Fourth quarter and twelve months’ results were also adversely impacted by inefficiencies caused by higher than expected sales demand, supply chain challenges and disruptions, longer supplier lead times, and some labor shortages. These factors resulted in additional costs related to our efforts to meet this higher demand.

In response to these higher input costs, the confectionary industry, as well as many companies in the broader consumer products industry, announced increases in selling prices. We have followed with price increases as well with the objective of improving sales price realization and restoring margin declines. Price increases, which principally became effective during fourth quarter 2021, contributed to the improved results in fourth quarter 2021 as well as the twelve months 2021. Price increases for certain products that were not increased in 2021 have also been announced for first half 2022 in our continuing efforts to restore margins.

Our input costs continued to remain elevated in fourth quarter 2021 and we see even higher costs in 2022 as our 2021 supply contracts and hedging programs come to closure and new contracts and hedging at higher 2022 costs begin to take effect.  Higher commodity markets are driving up our costs for key ingredients, packaging materials and energy, including the adverse effects of higher energy costs on freight and delivery fuel surcharges and plant manufacturing utilities. We expect these higher input costs and the overall increase in inflation, some of which is driven by supply chain problems, to continue through most of, and possibly all of, 2022. The Company uses the Last-In-First-Out (LIFO) method of accounting for inventory and costs of goods sold which results in lower current income taxes during such periods of increasing costs, but this method does charge the most current costs to cost of goods sold and thereby accelerates the realization of these higher costs. Although the Company continues to monitor these higher input costs and price increases in the industry, we are mindful of the effects and limits of passing on all of the above discussed higher input costs to consumers of our products. As a result, we believe that margins for part or all of 2022 will not fully recover to historical norms.

Fourth quarter 2021 includes pre-tax foreign exchange gains of $160,000 compared to losses of $906,000 in fourth quarter 2020, which favorably affects the comparison of these quarterly periods. Twelve months 2021 and 2020 foreign exchange gains were $667,000 and $534,000, respectively.  The Company’s effective income tax rates were 25.7% and 22.9% in fourth quarter 2021 and 2020, respectively, and 23.8% and 22.7% in twelve months 2021 and 2020, respectively. Earnings per share benefited from stock purchases in the open market resulting in fewer shares outstanding in both fourth quarter and twelve months 2021.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer product demands, achieve product quality improvements, and increase operational efficiencies in order to provide genuine value to consumers. We are continuing to focus on the supply chain and possible delays and disruptions, but this area continues to have much less predictability compared to past history. The effects of the Covid-19 pandemic, including variants and sub-variants, are unprecedented, and therefore the Company is unable to determine the related effects on its sales and net earnings in 2022 and beyond.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, supply chain delays and disruptions, and changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2020.

The risk factors referred to above, including the effects of the Covid-19 pandemic, are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

DECEMBER 31, 2021 and 2020

	Fourth Quarter Ended
	2021	2020

Net Product Sales	$166,598,000	$127,866,000
Net Earnings	$20,032,000	$14,952,000
Net Earnings Per Share*	$0.30	$0.22
Average Shares Outstanding*	67,041,000	68,059,000

	Twelve Months Ended
	2021	2020

Net Product Sales	$566,043,000	$467,427,000
Net Earnings	$65,326,000	$58,995,000
Net Earnings Per Share*	$0.97	$0.86
Average Shares Outstanding*	67,431,000	68,482,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 2, 2021 and April 3, 2020.